Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-3 of Wells Fargo & Company, as amended by the Post-Effective Amendment No. 1, related to the offering of Wells Fargo & Company common stock, of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Wachovia Corporation and Subsidiaries (“Wachovia”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the Form 8-K of Wells Fargo & Company dated October 30, 2008 (amended on Form 8-K/A filed November 21, 2008), incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wachovia’s change in the method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance in 2007 and refers to a change in the method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

/s/ KPMG LLP

Charlotte, North Carolina

December 14, 2009